                                                                     EXHIBIT 2.6

                             STOCKHOLDER AGREEMENT


     This STOCKHOLDER AGREEMENT, dated as of May 15, 1999 (this "Agreement"), is made and entered into between SpectraSite Holdings, Inc., a Delaware corporation ("Parent"), and the stockholders listed on the signature page hereto (the "Stockholder").

                                   RECITALS:

     A. Parent, W Acquisition Corp, a Washington corporation and wholly-owned subsidiary of Parent ("Merger Sub"), and Westower Corporation, a Washington corporation ("Company"), propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which Merger Sub will merge with and into Company (the "Merger") on the terms and subject to the conditions set forth in the Merger Agreement. Except as otherwise defined herein, terms used herein with initial capital letters have the respective meanings ascribed thereto in the Merger Agreement.

     B. As of the date hereof, the Stockholder beneficially owns and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of outstanding Company Shares set forth on Schedule A hereto (such Company Shares, together with any other outstanding Company Shares the beneficial ownership of which is acquired by such Stockholder during the period from and including the date hereof through and including the date on which this Agreement is terminated pursuant to Section 4.2 hereof, are collectively referred to herein as the Stockholder's "Subject Shares").

     C. As a condition and inducement to their willingness to enter into the Merger Agreement, Parent and Merger Sub have requested that the Stockholder agree, and the Stockholder has agreed, to enter into this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I

                           VOTING OF COMPANY SHARES

          Section 1.1    Agreement to Vote Company Shares.  At any meeting of
                         --------------------------------
the stockholders of the Company called to consider and vote upon the adoption of the Merger Agreement (and at any and all postponements and adjournments thereof), and in connection with any action to be taken in respect of the adoption of the Merger Agreement by written consent of stockholders of Company, the Stockholder shall vote or cause to be voted (including by written consent, if applicable) all of the Stockholder's Subject Shares in favor of the approval and adoption of the Merger Agreement and in favor of any other matter necessary for the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon at any such meeting or made the subject of any such written consent, as applicable. At any meeting of the stockholders of the Company called to consider and vote upon any Adverse Proposal (as hereinafter defined) (and at any and all postponements and adjournments thereof), and in connection with any action to be taken in respect of any Adverse Proposal by written consent of stockholders of Company, the Stockholder shall vote or cause to be voted (including by written consent, if applicable) all of the Stockholder's Subject Shares against such Adverse Proposal. For purposes of this Agreement, the term "Adverse Proposal" means any
(a) Acquisition Proposal, (b) proposal or action that would reasonably be expected to result in a breach of any covenant, representation or warranty of Company set forth in the Merger Agreement, or (c) proposal or action that is intended or would reasonably be expected to impede, interfere with, delay or materially and adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement.

          Section 1.2    Irrevocable Proxy.
                         -----------------

                    (a)  Grant of Proxy. The Stockholder hereby appoints Parent
                         --------------
and any designee of Parent, each of them individually, the Stockholder's proxy and attorney-in-fact pursuant to the provisions of Section 23B.07.220 of the BCA with full power of substitution and resubstitution, to vote and act on the Stockholder's behalf and in the Stockholder's name, place and stead with respect to the Stockholder's Subject Shares, at any annual, special or other meeting of the stockholders of the Company, and at any adjournment of any such meeting, held during the term of this Agreement and to act by written consent with respect to the Stockholder's Subject Shares, at all times during the term of this Agreement with respect to the matters referred to in, and in accordance with, Section 1.1 hereof. This proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder affirms that this proxy is coupled with an interest and shall be irrevocable. The Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

                    (b)  Other Proxies Revoked. The Stockholder represents that
                         ---------------------
any proxies heretofore given in respect of the Stockholder's Subject Shares are not irrevocable, and that all such proxies are hereby revoked.

                                  ARTICLE II

                        REPRESENTATIONS AND WARRANTIES

          Section 2.1    Certain Representations and Warranties of the
                         ---------------------------------------------
Stockholders.  The Stockholder represents and warrants to Parent as follows:
------------

                  (a)    Ownership. The Stockholder is the sole beneficial owner
                         ---------
of the number of outstanding Company Shares set forth on Schedule A hereto and has full and unrestricted power to dispose of and to vote or direct the vote of such Company Shares. Such Company Shares are now, and at all times during the term hereof will be, held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all Liens, voting trusts or agreements, powers of attorney, proxies or any other arrangement or agreement with any person or entity limiting or affecting the Stockholder's legal power or authority to vote or sell the Company Shares, except for those restrictions arising hereunder or set forth under applicable securities laws. Except as set forth in Schedule A hereto, the Stockholder does not beneficially own any outstanding shares of the capital stock of Company on the date hereof other than such Company Shares.

                  (b)    Power and Authority: Execution and Delivery. The
                         -------------------------------------------
Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. If the Stockholder is not a natural person, the execution and delivery of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action, if any, on the part of the Stockholder. This Agreement has been duly executed and delivered by the Stockholder.

                  (c)    No Conflicts. The execution and delivery of this
                         ------------
Agreement do not, and compliance with the provisions hereof will not, conflict with, result in a breach or violation of or default (with or without notice or lapse of time or both) under, or give rise to a material obligation, a right of termination, cancellation, or acceleration of any obligation or a loss of a material benefit under, or require notice to or the consent of any person under any agreement, instrument, undertaking, judgment, order, injunction, decree, determination or award binding on the Stockholder, other than any such conflicts, breaches, violations, defaults, obligations, rights or losses that individually or in the aggregate would not (i) impair the ability of the Stockholder to perform the Stockholder's obligations under this Agreement or
(ii) prevent or delay the consummation of any of the transactions contemplated hereby.

          Section 2.2    Representations and Warranties of Parent.  Parent
                         ----------------------------------------
hereby represents and warrants to the Stockholder that:

                  (a)    Power and Authority, Execution and Delivery. Parent has
                         -------------------------------------------
all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent.

                  (b)    No Conflicts. The execution and delivery of this
                         ------------
Agreement do not, and, subject to appropriate filings under securities laws (which Parent agrees to make promptly), to the extent applicable, the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in a breach or violation of or default (with or without notice or lapse of time or both) under, or give rise to a material obligation, right of termination, cancellation, or acceleration of any obligation or a loss of a material benefit under, or require notice to or the consent of any person under any agreement, instrument, undertaking, judgment, order, injunction, decree, determination or award binding on Parent, other than any such conflicts, breaches, violations, defaults, obligations, rights or losses that individually or in the aggregate would not (i) impair the ability of Parent to perform its obligations under this Agreement or (ii) prevent or delay the consummation of any of the transactions contemplated hereby.


                                  ARTICLE III

                               CERTAIN COVENANTS

          Section 3.1    Certain Covenants of Stockholder.
                         --------------------------------

                  (a)    Restriction on Transfer of Subject Shares, Proxies and
                         ------------------------------------------------------
Noninterference. The Stockholder shall not, directly or indirectly: (A) except
---------------
pursuant to the terms of this Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Stockholder's Subject Shares; (B) except pursuant to the terms of this Agreement, grant any proxies or powers of attorney, deposit any of the Stockholder's Subject Shares into a voting trust or enter into a voting agreement with respect to any of the Stockholder's Subject Shares; or (C) take any action that would reasonably be expected to make any representation or warranty contained herein untrue or incorrect or have the effect of impairing the ability of the Stockholder to perform the Stockholder's obligations under this Agreement or preventing or delaying the consummation of any of the transactions contemplated hereby.

                  (b)    No Solicitation. The Stockholder shall not take, or
                         ---------------
authorize or permit any of its officers, directors, employees, agents or representatives (including any investment banker, financial advisor, attorney or accountant) to take, any action that Company would be prohibited from taking under the first sentence of Section 5.8(a) of the Merger Agreement (disregarding for purposes of this Section 3.1(b) the provisos to such sentence). By executing this Agreement, the Stockholder, if he or she is or becomes during the term hereof a director or officer of the Company, does not make any agreement or understanding in his or her capacity as a director or officer. The Stockholder signs solely in his or her capacity as the beneficial owner of the Stockholder's Subject Shares, and nothing herein shall limit or affect any actions taken by the Stockholder in his or her capacity as a director or officer of the Company.

                  (c)    Waiver of Appraisal Rights. The Stockholder hereby
                         --------------------------
waives any rights of appraisal or rights to dissent from the Merger that the Stockholder may have.

                  (d)    Cooperation. The Stockholder shall cooperate fully with
                         -----------
Parent and Company in connection with their respective reasonable best efforts to fulfill the conditions to the Merger set forth in Article 6 of the Merger Agreement.


                                  ARTICLE IV

                                 MISCELLANEOUS

          Section 4.1    Fees and Expenses.  Each party hereto shall pay its own
                         -----------------
expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

          Section 4.2    Amendment, Termination.  This Agreement may not be
                         ----------------------
amended except by an instrument in writing signed on behalf of each of the parties hereto. This Agreement shall terminate immediately upon the earlier of
(i) the Effective Time and (ii) the termination of the Merger Agreement pursuant to Article VII thereof. In addition, this Agreement may be terminated at any time by mutual written consent of Parent and the Stockholder. In the event of termination of this Agreement pursuant to this Section 4.2, this Agreement shall become null and void and of no effect with no liability on the part of any party hereto and all proxies granted hereby shall be automatically revoked; provided, however, that no such termination shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination, and provided further that the representations and warranties set forth in Sections 2.1 and 2.2 and covenants set forth in Section 4.1 shall survive the termination of this Agreement.

          Section 4.3    Extension, Waiver.  Any agreement on the part of a
                         -----------------
party to waive any provision of this Agreement, or to extend the time for any performance hereunder, shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

          Section 4.4    Entire Agreement: No Third-Party Beneficiaries.  This
                         ----------------------------------------------
Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, and is not intended to confer upon any person other than the parties any rights or remedies.

          Section 4.5    Governing Law.  This Agreement shall be governed by,
                         -------------
and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

          Section 4.6    Notices.  All notices, requests, claims, demands and
                         -------
other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, or sent by overnight courier (providing proof of delivery), in the case of the Stockholder, to the address set forth on the signature page hereto with a copy (which shall not constitute notice) to Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania 19103-2921, Attention: Peter Sartorius, Esq., Telecopy: 215-913-5299, or, in the case of Parent, to the address set forth below (or, in each case, at such other address as shall be specified by like notice).

                         SpectraSite Holdings, Inc.
                         8000 Regency Parkway, Suite 570
                         Cary, North Carolina 27511
                         Attention: Stephen H. Clark
                         Telecopy: 919-468-8522

               with a copy (which shall not constitute notice) to:

                         Paul, Weiss, Rifkind, Wharton & Garrison
                         1285 Avenue of the Americas
                         New York, New York  10019
                         Attention: Bruce A. Gutenplan, Esq.
                         Telecopy: 212-757-3990

          Section 4.7    Assignment.  Neither this Agreement nor any of the
                         ----------
rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by the Stockholder without the prior written consent of Parent, and any such assignment or delegation that is not consented to shall be null and void. This Agreement, together with any rights, interests or obligations of Parent hereunder, may be assigned or delegated, in whole or in part, by Parent without the consent of or any action by the Stockholder upon notice by Parent to the Stockholder as herein provided. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns (including without limitation any person to whom any Subject Shares are sold, transferred or assigned).

          Section 4.8    Further Assurances.  The Stockholder shall execute and
                         ------------------
deliver such other documents and instruments and take such further actions as may be necessary or appropriate or as may be reasonably requested by Parent in order to ensure that Parent receives the full benefit of this Agreement.

          Section 4.9    Enforcement.  Irreparable damage would occur in the
                         -----------
event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the federal court of the United States located in the State of New York, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto (i) shall submit itself to the jurisdiction of the federal courts of the United States of America located in the State of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) shall not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the federal courts of the United States of America located in the State of New York.

          Section 4.10   Severability.  Whenever possible, each provision or
                         ------------
portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

          Section 4.11   Counterparts.  This Agreement may be executed in one or
                         ------------
more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each party and delivered to the other parties.



                           [signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the day and year first written above.

                         SPECTRASITE HOLDINGS, INC.



                         By: /s/ Stephen H. Clark
                            --------------------------
                         Name:  Stephen H. Clark
                         Title: CEO


                         STOCKHOLDER:



                         /s/ Seth Buechley
                         -----------------------------
                         Name:  Seth Buechley
                         Address:   17626 S.W. Chippewa Trail
                                Tualatin, OR  97062

                                  SCHEDULE A


                                           Total Number of Company
                                                   Shares
Name of Stockholder                         of Common Stock Owned
-------------------                         ---------------------

Seth Buechley                                      70,651